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                                                                       EXHIBIT 8


                 BACKGROUND AND BUSINESS EXPERIENCE OF NOMINEES

     Francis W. Winn, 79, the founder of the Corporation and a director since 1969, served as its Chairman of the Board and President from February, 1969 until May, 1977, and continues to serve as Chairman of the Board. Prior to founding the Corporation, Mr. Winn was employed by various petroleum or petroleum-related companies in research management. Mr. Winn is the father of Stephen T. Winn and Dr. David L. Winn, and the father-in-law of James R. Dunaway, Jr., all directors of the Corporation.

     Stephen T. Winn, 50, has served as a director since 1969, and as President and Chief Executive Officer since May, 1977. Mr. Winn served as Executive Vice President from 1971 until his election as President in 1977. Mr. Winn was selected as a Sloan Fellow at Stanford University in 1980 and holds an M.M.S. Degree in Management Science from Stanford. He has served as a member of the Stanford University Sloan Advisory Board, American Business Conference and the American Electronics Association, and is an executive board member of the Circle Ten Council of the Boy Scouts of America and a trustee for the St. Mark's School of Texas.

     David L. Winn, M.D., FAAFP, 40, a director since 1987, previously served as a director from 1977 to 1984. Currently, Dr. Winn practices primary care medicine in Cedar Park, Texas, is a medical director of Hill Country Medical Ministries and is a founder of Firestorm Productions, a producer of multi-media entertainment software published through Virgin Interactive. Dr. Winn founded Paperless Office Practice in 1996, a developer of electronic medical records which are distributed by pharmaceutical sales representatives to primary care medical offices across the United States.

     James R. Dunaway, Jr., 48, a director since 1982, is the founder and owner of Dunaway Associates, Inc., Engineers-Planners of Fort Worth, Texas and Phoenix, Arizona. Since 1981, Mr. Dunaway has been an active real estate investor and developer in the Dallas/Fort Worth area. Mr. Dunaway is a registered Professional Engineer and Registered Professional Land Surveyor in the State of Texas. He is a member of the Corporation's Compensation Committee.

     Merle J. Volding, 73, a director since 1989, currently serves as a director and consultant to BancTec, Inc., a provider of integrated financial transaction processing systems, applications software, and support services, where he served as a director, Chairman of the Board, and Chief Executive Officer from 1974 until 1986. He is Chairman of the Corporation's Compensation Committee and a member of its Audit Committee.

     Max D. Hopper, 62, a director since August 1994, served at AMR Corporation -- an air transportation company and provider of information services to the travel and transportation industry -- as senior vice president from 1985 through January 1995 and as chairman of The SABRE Group from April 1993 through January 1995. After retiring from AMR, Mr. Hopper founded Max D. Hopper Associates, a consulting firm specializing in creating benefits from the strategic use of advanced information technologies. He serves on the boards of Gartner Group, VTEL Corporation, Centura Software Corporation, Scopus Technology, USDATA Corporation, BBN Corporation and Worldtalk Corporation. He is Chairman of the Corporation's Audit Committee and a member of its Compensation Committee.

     Jeffrey T. Leeds, 41, was elected as a director of the Corporation on February 27, 1997. Mr. Leeds is a founder and Principal of Advance Capital Management, LLC, a private equity firm located in New York. Mr. Leeds also serves as President of Leeds Group Inc., an investment banking firm also located in New York. Mr. Leeds presently serves as a director of The Edison Project, a for-profit education company that operates public schools under contracts with states and local school districts, and The World Resources Institute, a not-for-profit Washington based research group. Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States in


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1985-86. Prior to his clerkship, he worked in the corporate department of the
New York law firm of Cravath, Swaine & Moore. He is a member of the Corporation's Compensation and Audit Committees. Pursuant to a Stockholders Agreement dated as of January 22, 1997, by and between, inter alia, Advance Capital Partners, L.P., and Advance Capital Offshore Partners, L.P. (collectively, the "Purchasers"), on the one hand, and Stephen T. Winn, Carol Winn Dunaway, Dr. David L. Winn and Winn Family, Ltd. (collectively, the "Selling Stockholders") on the other, the Selling Stockholders have agreed to vote all of the remaining shares of capital stock of the Corporation owned of record or beneficially by them so as to cause the election of Mr. Leeds (or if Mr. Leeds is unable to serve as a director, another individual designated by the Purchasers and acceptable to the majority of the Selling Stockholders) to the Corporation's Board, so long as the Purchasers shall own at least 200,000 of certain purchased shares. The Stockholders Agreement also provides that the Selling Stockholders will vote all of the remaining shares of capital stock of the Corporation owned of record or beneficially by them so as to cause (i) the removal from the Board (with or without cause) of any Purchaser-designated director, upon the Purchasers' written request for such removal, and (ii) any vacancy on the Board, resulting from any Purchaser designated director for any reason ceasing to serve as a member of the Corporation's Board, to be filled by a representative designated by the Purchasers (which representative must be reasonably acceptable to the Selling Stockholders).

     Walter V. Smiley, Jr., 59, has been nominated for a seat on the Board of Directors. Mr. Smiley currently owns and is president of Smiley Investment Company, a consulting and venture capital firm based in Little Rock, Arkansas. Mr. Smiley served from 1968 until 1989 as Chairman of the Board of Directors and from 1968 until 1985 as Chief Executive Officer of Systematics, Inc., the predecessor of ALLTELL Information Service, Inc., an Arkansas based company which provides data processing services to financial institutions throughout the United States and abroad. Mr. Smiley is also a director of Acxiom Corporation, Software Recording Corporation and Southern Development Bancorporation. He holds a master's degree in business administration and a bachelor's degree in industrial management from the University of Arkansas.

        PROPOSAL TWO -- APPROVAL OF THE COMPUTER LANGUAGE RESEARCH, INC.
                           1997 STOCK INCENTIVE PLAN

     On February 27, 1997, the Corporation's Board of Directors unanimously adopted the Computer Language Research, Inc. 1997 Stock Incentive Plan (the "Corporation's Plan") and the Rent Roll, Inc. 1997 Stock Incentive Plan (the "Rent Roll Plan") (the Corporation's Plan and the Rent Roll Plan are referred to sometimes hereinafter individually as the "Plan" and collectively as the "Plans") with the condition that the Plans be submitted to the Corporation's shareholders for approval. The provisions of the Plans are substantially identical and are generally summarized below, as are the material differences between the Plans. This description is qualified in its entirety by reference to the provisions of the Plans, copies of which are attached to this Proxy Statement as Exhibit A and Exhibit B. The Corporation intends that the Plans and their operation comply with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     Rent Roll, Inc. ("Rent Roll") is a wholly owned subsidiary of the Corporation. For purposes of the summary of the Plans, the Corporation or Rent Roll, as the case may be, shall be referred to as the "Plan Sponsor," and the Corporation's Common Stock or Rent Roll's common stock, as the case may be, shall be referred to as "Plan Sponsor's Common Stock."

PURPOSE

     The purpose of the Plans is to enable the Corporation and Rent Roll, Inc. to attract and retain key executives and other key employees; motivate participating employees, by means of appropriate incentives, to achieve long-range goals; provide incentive compensation opportunities that are competitive with those of other public corporations; and further identify the interests of eligible employees with those of the Plan Sponsor's other

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shareholders through compensation alternatives based on the Plan Sponsor's
Common Stock, and thereby promote the long-term financial interest of the Plan Sponsor, including the growth in value of the Plan Sponsor's equity and enhancement of long-term shareholder growth.

PARTICIPATION

     Persons who are regular, full-time employees of the Plan Sponsor or one or more of its subsidiaries and are either officers of or, in the opinion of the Compensation Committee, hold key positions in or for the Plan Sponsor or any subsidiary are eligible to participate in the Plan. Approximately 95 employees of the Corporation are eligible to participate in the Corporation's Plan and approximately 18 employees of Rent Roll are eligible to participate in the Rent Roll Plan.

SHARES AVAILABLE

     The Corporation's Plan provides that a maximum of 1,000,000 shares of the Corporation's Common Stock, and the Rent Roll Plan provides that a maximum of 2,000,000 shares of Rent Roll common stock, par value $.01 per share, subject to adjustment as provided in the Plans, are available for the grant of options, restricted shares and rights granted without accompanying options. Shares subject to options which cease to be subject to purchase under the Plans, any restricted shares which are forfeited to the Plan Sponsor and any right issued without accompanying options which terminates or expires without being exercised would again be available for subsequent awards under the Plans to the extent permitted by the Internal Revenue Code of 1986, as amended (the "Code") or other applicable law.

     The maximum number of shares of the Plan Sponsor's Common Stock with respect to which incentive stock options, non-qualified stock options and restricted shares may be granted in any one year to any single employee shall not exceed 500,000.

ADMINISTRATION

     The Plans are to be administered, construed and interpreted by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"). With respect to persons subject to Section 16 of the 1934 Act, the Plans are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. The Compensation Committee has authority to grant options; to determine the exercise price and term of, the class or classes of shares of the Plan Sponsor's Common Stock and the number of shares to be covered by, each option, and the employees whom and the time or times at which options shall be granted; to designate options as incentive or non-qualified options and determine which options shall be accompanied by rights; to grant rights without accompanying options; to determine the employees to whom and time or times at which such rights shall be granted and the exercise price, term and number of shares of the Plan Sponsor's Common Stock covered by any deemed option corresponding thereto; to grant restricted shares and performance units and determine the term of the restricted period and other conditions applicable thereto, the employees to whom and the time or times at which such restricted shares or performance units shall be granted and the number of restricted shares or performance units to be covered by such grant. The Compensation Committee is authorized to interpret the Plans; prescribe, amend and rescind rules and regulations relating to the Plans; determine the terms and provisions of any agreements entered into in connection with awards under the Plans; and make all other determinations deemed necessary or advisable for the administration of the Plans.

     In determining employees to whom awards are granted and the amount, type, terms and conditions of each award, the Compensation Committee must take into account the nature of the employee's duties, present and potential contributions to the growth and success of the Plan Sponsor and such other factors as the Compensation Committee deems relevant in accomplishing the purposes of the Plans.

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     Each option, right, restricted share or performance unit award will be evidenced by a written agreement containing such restrictions, terms and conditions as the Compensation Committee may require.

AWARDS

     The Plans provide for five types of awards: (i) incentive stock options;
(ii) non-qualified stock options; (iii) restricted shares; (iv) stock appreciation rights, either granted in tandem with options or without accompanying options; and (v) performance units valued based upon the long-term performance of the Plan Sponsor.

STOCK OPTIONS

     The Plans authorize the award of both incentive stock options and non-qualified stock options. Only employees of the Plan Sponsor or any subsidiary are entitled to receive awards of incentive stock options. The term of an option granted under the Plans may not exceed ten (10) years. If the holder of an incentive stock option owns the Plan Sponsor's Common Stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Plan Sponsor or any subsidiary, the term of such incentive stock option may not exceed five (5) years. The exercise price of each option will be determined by the Compensation Committee; provided, however, that with respect to an incentive stock option, the exercise price may not be less than one hundred percent (100%) of the fair market value per share as of the date of grant (the closing price of such common stock on such date as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System or, if none, the fair market value of such common stock as determined in good faith by the board of directors by applying generally recognized principles of valuing securities) (the "Fair Market Value") or one hundred ten percent (110%) of such Fair Market Value if the holder owns the Plan Sponsor's Common Stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Plan Sponsor or any subsidiary.

     An option becomes exercisable in such amounts and upon such events as the Compensation Committee may determine. An option will become one hundred percent (100%) vested at the earliest of the employee's retirement from active employment at or after age 60 (the "Retirement Age") or the employee's death or disability. The Compensation Committee may also accelerate the exercisability of the whole or any part of an option. An option may be exercised at any time as to any shares of the Plan Sponsor's Common Stock as to which the option has become exercisable; provided, however, that an option may not be exercised at any time as to less than one hundred shares (or less than the number of shares of the Plan Sponsor's Common Stock as to which the option is then exercisable, if less than one hundred (100) shares). With respect to incentive stock options, the aggregate Fair Market Value of all the Plan Sponsor's Common Stock (determined at the time the option is awarded) subject to incentive stock options which become exercisable for the first time by an individual during any calendar year (under all plans of the Corporation and its subsidiaries) may not exceed $100,000. No incentive stock option may be exercised unless the holder is then an employee of the Plan Sponsor or any parent or subsidiary corporation.

     Upon exercise of an option, the holder of an option may pay for both the option exercise price of the shares and any taxes attributable to such exercise in cash, through delivery of shares of the Plan Sponsor's Common Stock, through the surrender of vested options or any combination thereof. An option holder may also satisfy his or her tax obligations in connection with the exercise of an option by irrevocably electing to have the Plan Sponsor withhold from the shares that would otherwise be received, a number of shares having a Fair Market Value equal to the amount necessary to satisfy the Plan Sponsor's tax withholding obligations respecting the option exercise. A holder of a non-qualified stock option may also pay for both the option exercise price of the shares and any withholding taxes by delivery to the Plan Sponsor of the sales proceeds resulting from a broker's sale of shares respecting such option.

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
RIGHTS

     The Plans authorize the award of a stock appreciation right as a primary right or an additional right. A primary right is awarded alone, without a corresponding option. An additional right is a right awarded in connection with an option. An additional right may be granted either at the time the option is granted or, in the case of non-qualified stock options, thereafter at any time prior to the exercise, termination or expiration of such option. An additional right is subject to the same terms and conditions as the related option and is exercisable only to the extent the related option is exercisable.

     Upon the exercise of a primary right, an employee will receive a payment equal to the difference between the Fair Market Value of a share of the Plan Sponsor's Common Stock on the exercise date and the exercise price. An employee may elect for payment to be made in the form of cash, shares of the Plan Sponsor's Common Stock or a combination thereof. No payment will be required from an employee upon exercise of a primary right.

     Upon the exercise of an additional right, an employee will receive a cash payment equal to the product of (i) the difference between the Fair Market Value of a share of the Plan Sponsor's Common Stock on the exercise date and the exercise price and (ii) a percentage factor (between 10%-100%) as determined by the Compensation Committee or a formula established by the Compensation Committee. If no percentage factor or formula is specified at the time an additional right is granted, the percentage factor will be one hundred percent (100%).

     If neither the right nor, in the case of an additional right with a related option, the related option is exercised before the end of the day on which the right ceases to be exercisable, the right will be deemed exercised as of such date and, subject to applicable withholding taxes, a cash payment in the amount described above will be paid to the employee.

RESTRICTED SHARES

     Restricted share awards are grants of the Plan Sponsor's Common Stock made to employees subject to a required period of employment following the award (the "Restricted Period") and any other conditions prescribed by the Compensation Committee. An employee will become the holder of shares of the Plan Sponsor's Common Stock free of all restrictions if the employee completes the Restricted Period and satisfies any other conditions; otherwise, the shares will be forfeited. Unless otherwise provided in the agreement under which a restricted share award is made, all restrictions terminate with respect to all restricted shares upon the event of a "business combination" or the employee's death, disability or retirement from active employment at the Retirement Age. Under the Plans, the Restricted Period may not be more than ten (10) years. The employee will have the right to vote the restricted shares and the right to receive cash dividends on the shares. Stock dividends on the restricted shares will be subject to the same terms and conditions as such restricted shares. The employee may not sell, transfer, assign, pledge or otherwise encumber or dispose of restricted shares during the Restricted Period and until any other conditions prescribed by the Compensation Committee have been satisfied.

PERFORMANCE UNITS

     Performance units are awards granted to employees who may receive a value for the units at the end of a performance period established by the Compensation Committee if performance measures established by the Compensation Committee at the beginning of the performance period are met. Although the performance measures will be determined by the Compensation Committee at the time of the award of performance units, they may be subject to later revision as the Compensation Committee deems appropriate to reflect significant events. Under the Plans, the performance period may not be shorter than two (2) years nor longer than ten (10) years as determined by the Compensation Committee. When the performance measures for a performance period have been met, a cash award equal to the value of the performance units granted to an employee will be made. An employee immediately forfeits all performance units if the employee ceases to be an employee prior to the end of the performance period for any reason other than death, disability or retirement at or after the Retirement Age. An employee whose employment terminates by reason of retirement on or after the Retirement Age, disability or death will be eligible to receive a cash award equal to the value of his performance units if the performance measures are met.

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
TERMINATION; RETIREMENT

     Termination for any Reason. If the employment of an employee to whom an option or right has been granted under the Plans terminates for any reason, the employee will have a period of ninety (90) days following such termination of employment in which to exercise any incentive stock options that are then vested and a period of twelve (12) months following such termination of employment in which to exercise any non-qualified stock options or rights that are then vested. Any outstanding options or rights at the end of such periods will terminate and be forfeited as to any unexercised portion thereof. Unless otherwise provided in an employee's written agreement, the unvested portion of any option or right will be forfeited on the date an employee ceases to be an employee of the Corporation or any subsidiary thereof.

     Termination for Cause. Any agreement evidencing any option, right, restricted stock or performance unit award may provide for more restricted periods of exercise or for forfeiture of awards if an employee's employment terminates for cause or by reason of a voluntary termination and the employee accepts employment with a competitor of the Corporation or any subsidiary or solicits or employs any employee of the Corporation or any subsidiary for the benefit of another business entity within one (1) year after such voluntary termination.

     Retirement. If the employment of an employee to whom an option or right has been granted under the Plans terminates employment at or after the Retirement Age, the employee will have a period of ninety (90) days following such termination of employment in which to exercise any incentive stock options and a period of twelve (12) months following such termination of employment in which to exercise any non-qualified stock options or rights. Any outstanding options or rights at the end of such periods will terminate and be forfeited as to any unexercised portion thereof.

     Death or Disability. If an employee to whom an option or right has been granted shall die or become disabled while employed by the Corporation or any parent or subsidiary corporation, such option or right may be exercised by the employee, his legal guardian, legatees, personal representatives or distributees at any time within twelve (12) months thereafter, but in no event later than the date the option or right terminates.

TRANSFERABILITY

     Incentive stock options and performance units are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options and rights may be transferred by the holder to members of the holder's immediate family, trusts created for the benefit of such immediate family members and partnerships in which such immediate family members are the only partners, provided that no consideration is provided for the transfer.

ADJUSTMENTS

     In the event of any change in the outstanding shares of the Plan Sponsor's Common Stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, combination, exchange of shares, separation, reorganization, liquidation or the like, the number and classes of shares available under the Plan, the terms and number of shares of the Plan Sponsor's Common Stock or other securities available and/or the purchase price of a share of the Plan Sponsor's Common Stock or other securities available under any outstanding option, right restricted stock or performance unit will be adjusted by the Compensation Committee as appropriate to prevent dilution or enlargement.

AMENDMENT

     The board of directors of the Plan Sponsor may amend, suspend or terminate the Plan at any time; provided, that an amendment will be subject to shareholder approval if such approval is required by Rule 16b-3 of the 1934 Act, the Code or


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
the rules of any securities exchange or market system on which securities of the Plan Sponsor or a parent corporation are listed or admitted to trading. The board of directors of the Plan Sponsor may not, without shareholder approval, increase the maximum number of shares of the Plan Sponsor's Common Stock which may be issued in the form of incentive stock options under the Plan or change the designation of the employees or class of employees eligible to receive incentive stock options. The board of directors of the Plan Sponsor may delegate its authority respecting the foregoing to the Compensation Committee, which may exercise the authority of the Board of Directors subject to requisite shareholder approval. No suspension, termination, modification or amendment of the Plans may, without the consent of a holder, adversely affect the rights of such holder with respect to any outstanding award.

BUSINESS COMBINATIONS

     Unless an employee's written agreement provides otherwise, in the event of a "business combination," then with respect to each option, right, restricted share and performance unit outstanding immediately prior to the consummation of such transaction, if provision is not otherwise made in writing in connection with such transaction for the substitution of securities of another corporation and without the necessity of any action by the board of directors, (i) each option shall terminate, but the holder of any outstanding option will be entitled to purchase the number of shares that are then vested and exercisable;
(ii) each right shall terminate, but the holder of any primary right will be entitled to exercise such right to the extent the related deemed option is exercisable and the holder of any additional right will be entitled to receive the full amount of cash he or she would have been entitled to receive if the related option had been exercised to such extent, to the extent that such additional right is then vested; (iii) all restrictions on any shares of restricted stock outstanding immediately prior to the consummation of such transaction shall lapse; and (iv) each performance unit will terminate, but the recipient of any performance unit will be entitled to receive the then vested value under such performance unit. The unexercised portion of any option or right will be deemed canceled and terminated as of the effective date of such transaction. A "business combination" is defined to include a merger or consolidation of the Plan Sponsor in which the Plan Sponsor is not the surviving corporation; a dissolution of the Plan Sponsor; a transfer of all or substantially all of the assets of the Plan Sponsor; any person or group (other than the Corporation, Francis W. Winn, Stephen T. Winn or a trustee or Fiduciary holding securities under an employee benefit plan of the Plan Sponsor) becoming the beneficial owner, directly or indirectly, of securities of the Plan Sponsor representing twenty percent (20%) or more of the combined voting power of the Plan Sponsor's then outstanding securities; or during any period of two (2) consecutive years beginning on or after June 1, 1996, individuals who at the beginning of the period constituted the board of directors of the Plan Sponsor cease for any reason to constitute at least a majority of the board of directors then in office.

FEDERAL INCOME TAX CONSEQUENCES

     Non-Qualified Stock Options. The grant of a non-qualified stock option does not result in taxable income to the holder of such an option or in a deduction by the Plan Sponsor. The tax consequences are determined generally at the time the optionee exercises the non-qualified stock option. Upon the exercise of a non-qualified stock option, the optionee generally recognizes ordinary income in an amount equal to the difference between the Fair Market Value of the Plan Sponsor's Common Stock on the date of exercise and the exercise price of the option. The Plan Sponsor is entitled to a deduction in an amount equal to the amount that was includable in the optionee's gross income.

     Incentive Stock Options. Under current law, the holder of an option will not recognize taxable income on the grant or exercise of an incentive stock option. If the holder of an option is subject to the alternative minimum tax, the exercise of an incentive stock option results in an increase in the holder's alternative minimum taxable income equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. If the shares of


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
the Plan Sponsor's Common Stock acquired through the exercise of an incentive stock option are held by an optionee through the later of (i) two years from the date of the grant of the option or (ii) one year after the transfer of such shares to the optionee pursuant to the exercise, the amount received by the optionee upon the sale or other disposition of such shares in excess of the optionee's tax basis in such shares will be taxable to such optionee as a long-term capital gain in the year of such sale or disposition. An optionee's tax basis in the shares of the Plan Sponsor's Common Stock acquired pursuant to the exercise of an incentive stock option will be equal to the exercise price of such options.

     If the shares of the Plan Sponsor's Common Stock acquired through the exercise of an incentive stock option are disposed of prior to the expiration of the two-year or one-year holding periods, an amount equal to the difference between (i) the lesser of (a) the amount realized on the sale or exchange, and
(b) the Fair Market Value of the shares on the date the option was exercised, and (ii) the exercise price of the option relating to the shares sold or exchanged will be taxable to the optionee as ordinary income in the year of such disposition. In addition, if the amount realized from the sale or exchange is greater than the Fair Market Value of the shares on the date the incentive stock option was exercised, the optionee will also recognize gain in an amount equal to such difference. This gain will be characterized as long-term or short-term capital gain, depending upon the holding period of such shares.

     The grant or exercise of an incentive stock option will not result in any federal income tax consequences to the Plan Sponsor. However, if the Plan Sponsor's Common Stock acquired through the exercise of an incentive stock option is disposed of by the optionee prior to the expiration of the two-year or one-year holding periods described above, the Plan Sponsor will be allowed a deduction equal to the amount of income includable in the optionee's gross income as a result of the disposition.

     Restricted Shares. An employee normally will not realize taxable income and the Plan Sponsor will not be entitled to a deduction upon the grant of restricted shares. When the shares are no longer subject to a substantial risk of forfeiture, the employee will realize taxable ordinary income in an amount equal to the Fair Market Value of such shares at such time, and the Plan Sponsor will be entitled to a deduction in the same amount. An employee may make a special tax election which affects the timing and measurement of income recognized in connection with the grant of restricted shares, and the Plan Sponsor's deduction. Dividends received by an employee on restricted shares during the restricted period are generally taxable to the employee as ordinary income and will be deducted by the Plan Sponsor.

     Performance Units. An employee receiving an award of a performance unit will not realize taxable income until the performance unit is paid, in an amount equal to the amount of cash received or the Fair Market Value of shares received in payment, and the Plan Sponsor will be entitled to a corresponding deduction at such time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE FOR THE ADOPTION OF THE CORPORATION'S PLAN.

                       PROPOSAL THREE -- APPROVAL OF THE
                   RENT ROLL, INC. 1997 STOCK INCENTIVE PLAN

     The Rent Roll Plan provides for the award of incentive stock options, non-qualified stock options, restricted shares, stock appreciation rights (either granted in tandem with options or without accompanying options) and performance units to key executives and key employees of Rent Roll or one or more of its subsidiaries. The material terms of the Rent Roll Plan are summarized above under "Proposal Two -- Approval of the Computer Language Research, Inc. 1997 Stock Incentive Plan."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE CORPORATION VOTE FOR THE ADOPTION OF THE RENT ROLL PLAN.


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
                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Corporation and to act on matters requiring Board approval. It also holds special meetings, including telephonic meetings, between scheduled meetings when the need arises. The Board of Directors held six meetings during the 1996 fiscal year. During such period and during their terms of office, each nominee who was a Director during the 1996 fiscal year participated in at least 75% of the aggregate of all Board meetings and all applicable committee meetings.

     The Board of Directors has established standing Audit and Compensation Committees whose functions and the number of meetings held during the 1996 fiscal year are described below. The members of these Committees have been identified above under the heading Background and Business Experience of Nominees. The Board of Directors does not have a Nominating Committee; rather, the Board functions as a committee of the whole to nominate candidates for Board membership.

     Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of independent auditors for the Corporation and monitors the performance of such auditors; reviews and approves the scope of the annual audit; reviews with the independent auditors in February of each year the results of the audit for the prior fiscal year before the earnings report for such fiscal year is released publicly; reviews and evaluates with management quarterly financial statements; reviews with management the scope and adequacy of internal accounting controls; reviews and evaluates the objectivity, effectiveness and resources of the internal audit function; evaluates problem areas having a potential financial impact on the Corporation which may be brought to its attention by management, the independent auditors, or the Board of Directors and reviews certain public financial reporting documents of the Corporation. The members of the Audit Committee confer privately with the independent auditors. The Audit Committee met twice during the 1996 fiscal year.

     Compensation Committee. As described more fully in the Report of the Compensation Committee on Executive Compensation, the Compensation Committee has responsibility to review and approve executive compensation plans and packages. The Compensation Committee met four times during the 1996 fiscal year.

     Compensation of Directors. During 1996, each non-employee director received a $1,000 per month retainer. Audit and Compensation Committee members received $250 per month for serving on each committee. Non-employee directors were also paid $1,000 per day for each day of attendance at Board meetings and were reimbursed for their out-of-pocket expenses in attending meetings. Non-employee directors participate in the Computer Language Research, Inc., Non-Employee Directors' 1994 Stock Option Plan, pursuant to which, options in the indicated amounts were granted to Messrs. Hopper (2,500), Volding (2,500) and Dunaway (2,500) and to Dr. Winn (2,500) during fiscal year 1996.

        BENEFICIAL OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS,
                     DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth information as of February 12, 1997, regarding the beneficial ownership of the Corporation's Common Stock by (i) each person known by the Corporation to own more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and named executive officer and (iii) all directors and named executive officers of the Corporation as a group. For purposes of the table, including the footnotes thereto, the beneficial ownership of shares of Common Stock is being reported as required under applicable securities laws and interpretations and may not be reflective of state law ownership interests. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, except as noted.

                                                                NUMBER OF       % OF
            NAME                            ADDRESS               SHARES       CLASS
            ----                            -------             ----------     ------
Francis W. Winn*                 2395 Midway Road                  400,300(1)   2.80%
                                 Carrollton, Texas 75006
Stephen T. Winn*                 2395 Midway Road                4,741,712(2)  33.89%
                                 Carrollton, Texas 75006
David L. Winn*                   190 Buttercup Creek Blvd.       4,634,762(3)  32.46%
                                 Cedar Park, Texas 78613
James R. Dunaway, Jr.*           1501 Merrimac Circle            4,711,362(4)  33.00%
                                 Ft. Worth, Texas 76107
Carol Winn Dunaway               1501 Merrimac Circle            4,711,362(5)  33.00%
                                 Ft. Worth, Texas 76107
Winn Family, Ltd.                c/o Stephen T. Winn, Mgr.       1,438,462(6)  10.08%
  A Texas Limited Partnership    2395 Midway Road
                                 Carrollton, Texas 75006
Jeffrey T. Leeds*                                                  400,430(7)   2.81%
Merle J. Volding*                                                    3,500(8)    **
Max Dean Hopper*                                                     3,500(8)    **
Walter V. Smiley*                                                        0       **
E. Dean Liles                                                            0       **
Lynn J. Finlinson                                                    4,000(8)    **
William T. Lynch                                                     5,250(8)    **
G. Allen Harris                                                     31,000(8)    **
All directors and named executive                               10,666,592(9)  73.70%
  officers as a group (12 persons)

- ---------------

 *  Director or Nominee

**  Less than 1%

(1) Includes 250,000 shares directly owned by Nancy K. Winn, Mr. Winn's wife, as to all of which shares Mr. Winn disclaims beneficial ownership; 78,300 shares held as tenants-in-common with Mrs. Winn and 37,500 shares held as joint tenants with Mrs. Winn.

(2) Includes 589,180 shares owned by a family limited partnership, of which an entity controlled by Stephen T. Winn is the sole general partner; and 1,438,462 shares held by Winn Family Ltd., a limited partnership of which Mr. Winn is a general partner. Mr. Winn disclaims beneficial ownership of the shares held by such limited partnerships except to the extent of his pecuniary interest therein. Also includes 696,150 shares owned by a family trust of which Mr. Winn is co-trustee. The co-trustees have equally shared power to vote and/or dispose of the trust assets including the Common Stock of the Corporation. Mr. Winn disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein. Includes 145,000 shares subject to presently exercisable options held by Mr. Winn.

(3) Includes 342,500 shares owned by a family trust, of which Dr. David L. Winn is the sole trustee; 97,250 shares owned by trusts for Dr. Winn's children, of which he is the sole trustee; and 151,150 shares directly owned by Dr. Winn's wife, as to all of which shares Dr. Winn disclaims beneficial ownership. Includes 1,438,462 shares held by Winn Family Ltd., a limited partnership of which Dr. Winn is a general partner. Dr. Winn disclaims beneficial ownership of the shares held by such limited partnership except to the extent of his pecuniary interest therein. Also includes 696,150 shares held by a family trust of which Dr. Winn is co-trustee. The co-trustees have equally shared power to vote and/or dispose of the trust assets including the Common Stock of the Corporation. Dr. Winn disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein. Includes 3,500 shares subject to presently exercisable options held by Dr. Winn.

(4) Includes 267,500 shares owned by a family trust of which Carol Winn Dunaway, Mr. Dunaway's wife, is the sole trustee; 1,438,462 shares owned by Winn Family, Ltd., a limited partnership of which Mrs. Dunaway is a general partner; and 1,900,000 shares directly owned by Mrs. Dunaway, as to all of which shares Mr. Dunaway disclaims beneficial ownership. Includes 379,100 shares owned by the Turtle Creek Group, Ltd., a limited partnership of which Mr. Dunaway is a general partner. Mr. Dunaway disclaims beneficial ownership of the shares held by such limited partnership except to the extent of his pecuniary interest therein. Includes 696,150 shares held by a family trust of which Mrs. Dunaway is co-trustee. The co-trustees have equally shared power to vote and/or dispose of the trust assets including the Common Stock of the Corporation. Mr. Dunaway disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein. Also includes 3,500 shares subject to presently exercisable options held by Mr. Dunaway.

(5) Includes 267,500 shares owned by a family trust, of which Mrs. Dunaway is the sole trustee; 26,650 shares directly owned by James R. Dunaway, Jr., Mrs. Dunaway's husband; and 3,500 presently exercisable options held by Mr. Dunaway, as to all of which shares and options Mrs. Dunaway disclaims beneficial ownership. Includes 1,438,462 shares owned by Winn Family Ltd., a limited partnership of which Mrs. Dunaway is a general partner and 379,100 shares owned by the Turtle Creek Group, Ltd., a limited partnership of which Mrs. Dunaway is a general partner. Mrs. Dunaway disclaims beneficial ownership of the shares held by such limited partnerships except to the extent of her pecuniary interest therein. Also includes 696,150 shares held by a family trust of which Mrs. Dunaway is co-trustee. The co-trustees have equally shared power to vote and/or dispose of the trust assets including the Common Stock of the Corporation. Mrs. Dunaway disclaims beneficial ownership of the shares held by such trust except to the extent of her pecuniary interest therein.

(6) Winn Family, Ltd., was organized on May 11, 1994. Limited partners are Francis W. Winn and Nancy K. Winn. The general partners are Stephen T. Winn, Manager, Carol Winn Dunaway and Dr. David L. Winn. The general partners have equally shared power to vote and/or dispose of the partnership assets including the Common Stock of the Corporation.

(7) Includes 400,000 shares owned by limited partnerships. Mr. Leeds is a principal and member of an entity that is the ultimate parent entity of these limited partnerships. Mr. Leeds disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8) Includes 3,500, 3,500, 4,000, 5,250 and 31,000 presently exercisable options held by Messrs. Volding, Hopper, Finlinson, Lynch, and Harris, respectively.

(9) Includes 6,511,292 shares owned by persons and entities other than the directors and named executive officers as described in footnotes (1)-(8) above, and as to which shares such directors and named executive officers disclaim beneficial ownership; and 199,250 shares subject to presently exercisable options held by the directors and named executive officers (including Mr. Stephen T. Winn).

                             EXECUTIVE COMPENSATION

     The federal government mandates that the Corporation's Proxy Statement set forth certain information regarding the compensation of all individuals who served as the Corporation's Chief Executive Officer during the last completed fiscal year and the other four most highly compensated executive officers who were serving as executive officers at the end of the Corporation's last completed fiscal year and one additional individual for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that the individual was not serving as an executive officer of the Corporation at the end of the last completed fiscal year. There are individuals in the employ of the Corporation who are not executive officers but who had higher fiscal 1996 compensation than some of the named executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                    ---------------------------------
                                                                            AWARDS            PAYOUTS
                                      ANNUAL COMPENSATION           -----------------------   -------
                               ----------------------------------                SECURITIES
                                                        OTHER       RESTRICTED   UNDERLYING
                                                        ANNUAL        STOCK       OPTIONS/     LTIP        ALL OTHER
       NAME AND                 SALARY     BONUS       COMPEN-       AWARD(S)     SAR'S(4)    PAYOUTS       COMPEN-
  PRINCIPAL POSITION    YEAR    ($)(1)     ($)(2)    SATION($)(3)     ($)(4)        (#)       ($)(4)    SATION($)(3)(7)
  ------------------    ----   --------   --------   ------------   ----------   ----------   -------   ---------------
Stephen T. Winn         1996    324,000          0         0           N/A              0       N/A          11,496
President/CEO           1995    316,488    252,890         0           N/A         25,000       N/A           4,822
                        1994    300,008    300,008         0           N/A              0       N/A           4,091
Francis W. Winn         1996    225,000          0         0           N/A              0       N/A           4,951
Founder and Chairman    1995    225,000          0         0           N/A              0       N/A           4,951
of the Board            1994    225,000          0         0           N/A              0       N/A           2,701
E. Dean Liles(5)        1996     64,998          0         0           N/A              0       N/A         199,578
President               1995    254,988    116,527         0           N/A         25,000       N/A           7,916
Fast-Tax Division       1994    244,992    181,294         0           N/A              0       N/A           7,298
Lynn J. Finlinson(6)    1996    179,500          0         0           N/A         30,000       N/A          86,745
President               1995     94,250    272,620         0           N/A         20,000       N/A           2,610
Rent Roll, Inc.         1994        N/A        N/A       N/A           N/A            N/A       N/A             N/A
William T. Lynch        1996    182,500     38,325         0           N/A              0       N/A          11,623
Group Vice Pres.        1995    166,669    108,190         0           N/A          5,000       N/A          15,641
Accounting Tax Group    1994    155,004     93,653         0           N/A              0       N/A           6,818
G. Allen Harris         1996    196,250          0         0           N/A         25,000       N/A          44,476
Group Vice Pres.        1995    166,832     50,000         0           N/A         10,000       N/A         110,634
Corporate Tax Group     1994    155,004     93,653         0           N/A         40,000       N/A          44,141

- ---------------

(1) Includes amounts of base salary deferred at the election of the executive pursuant to the Corporation's 401(k) Plan, a defined contribution plan.

(2) Does not include certain additional future payments which may be payable to Messrs. Finlinson, Lynch, and Harris pursuant to the individual performance component of the Corporation's 1989 Annual Incentive Plan. The full 1996 individual performance portion was not calculable through the latest practicable date for inclusion in this Proxy Statement. Pursuant to the instructions to Reg. S-K, Item 402(b)(2)(iii)(B), such non-calculable amounts will be disclosed in the subsequent fiscal year in the appropriate column for the fiscal year in which earned. The maximum additional amount that could be distributed is as follows: Lynn J. Finlinson $28,720, William
    T. Lynch $29,200, and G. Allen Harris $31,400; the minimum amount in all cases could be zero.

(3) Pursuant to the Securities and Exchange Commission's rules, amounts for perquisites and other personal benefits for fiscal years ended after December 15, 1992, which do not exceed the lesser of $50,000 or ten percent of the named executive officer's salary and bonus, are not required to be disclosed.

(4) During fiscal year 1996, the Corporation did not maintain stock appreciation rights, restricted stock or long-term incentive plans.

(5) Mr. Liles was an employee of the Corporation between August 3, 1993 and March 31, 1996.

(6) Mr. Finlinson joined the Corporation on June 17, 1995.

(7) Amounts in this column consist of, where applicable, the following amounts for each of the named executive officers for each fiscal year shown: amounts contributed by the Corporation pursuant to the Corporation's 401(k) Plan (which are vested as shown), group life insurance premiums, Achievers Club participation, special bonuses or President's Awards, payments pursuant to a non-compete agreement, relocation expenses, and termination payments pursuant to an employment agreement:

                                                                               SPECIAL      PAYMENTS FOR
                                               GROUP LIFE     ACHIEVERS        BONUS/      (1) NON-COMPETE
                                401(K) PLAN    INSURANCE         CLUB        PRESIDENT'S   (2) RELOCATION
                        YEAR   CONTRIBUTION     PREMIUMS    PARTICIPATION       AWARD      (3) TERMINATION
                        ----   -------------   ----------   --------------   -----------   ---------------
Stephen T. Winn         1996       4,500           174           6,822               0                 0
                        1995       4,500           145             177               0                 0
                        1994       2,245           174           1,672               0                 0
Francis W. Winn         1996       4,500           451               0               0                 0
                        1995       4,500           451               0               0                 0
                        1994       2,250           451               0               0                 0
E. Dean Liles           1996       4,500            84               0               0       (3) 194,954
                        1995       4,500           288           3,128               0                 0
                        1994       2,250           288           4,760               0                 0
Lynn J. Finlinson       1996         900           136             709          25,000        (1) 60,000
                        1995       2,610             0               0               0       (1) 250,000
                        1994         N/A           N/A             N/A             N/A               N/A
William T. Lynch        1996       4,500           174           6,949               0                 0
                        1995       4,500           174           3,567           7,200                 0
                        1994       1,554           174           4,415               0                 0
G. Allen Harris         1996       1,800           174           6,516               0        (2) 35,986
                        1995         900           174           3,552               0       (2) 102,408
                        1994           0           174           4,436          15,000        (2) 22,977

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1996 to the six executive officers named in the Summary Compensation Table.

                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL
                         NUMBER OF      PERCENTAGE OF                                  RATES OF STOCK PRICE
                        SECURITIES      TOTAL OPTIONS     EXERCISE OR                    APPRECIATION FOR
                        UNDERLYING        GRANTED TO      BASE PRICE                      OPTION TERM(5)
                          OPTIONS        EMPLOYEES IN      ($/SHARE)     EXPIRATION    --------------------
        NAME           GRANTED(#)(2)    FISCAL YEAR(3)        (4)           DATE        5%($)       10%($)
        ----           -------------    --------------    -----------    ----------    --------    --------
Stephen T. Winn                0               N/A             N/A              N/A         N/A         N/A
Francis W. Winn                0               N/A             N/A              N/A         N/A         N/A
E. Dean Liles                  0               N/A             N/A              N/A         N/A         N/A
Lynn J. Finlinson         30,000            18.75%          16.000         12/31/02     163,246     370,349
William T. Lynch               0               N/A             N/A              N/A         N/A         N/A
G. Allen Harris           25,000            15.60%          15.625         12/31/02     132,850     301,391

- ---------------

(1) During fiscal year 1996, the Corporation did not maintain a stock appreciation rights plan.

(2) During the five-year period following the grant, options are subject to exercise only in cumulative installments of 20% per year, so that they are subject to exercise in full only upon the expiration of five years following the first of the month next following the date of grant. Options may be exercised only while the holder is employed by the Corporation and up to three months thereafter in the case of retirement and up to 12 months thereafter in the case of disability. An option is subject to exercise by an employee's estate for 12 months after the death of the employee. Granted, but unvested, options are not subject to "change in control" protection.

(3) In the 1996 fiscal year ending December 31, 1996, twelve employees received stock options.

(4) The price for shares to be purchased under the granted options is the fair market value of the Corporation's Common Stock on the date of the grant (fair market value being the mean between the "bid" and "ask" at closing on the day of grant). Payment for shares purchased is made upon the exercise of the option and may be paid to the Corporation either in cash or, at the discretion of the Compensation Committee of the Board of Directors, by delivery of shares of the Corporation's Common Stock having a fair market value on the date of exercise equal to the option price, or by a combination of cash and the delivery of such shares.

(5) The amounts set forth reflect the potential realizable value of the options granted at assumed annual rates of stock appreciation of 5% and 10% through December 31, 2002, the expiration date of the options. The use of 5% and 10% is pursuant to Securities and Exchange Commission requirements and is not intended by the Corporation to forecast possible future appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information concerning the exercise in fiscal year 1996 of options to purchase Common Stock by the six executive officers named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 1996.

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                      UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                                    OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                             SHARES                             (#)                           ($)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          NAME                 (#)         ($)          (#)            (#)            ($)            ($)
          ----             -----------   --------   -----------   -------------   -----------   -------------
Stephen T. Winn..........         0            0      135,000        40,000         916,825        142,500
Francis W. Winn..........         0            0            0             0               0              0
E. Dean Liles............    32,000      302,538            0             0               0              0
Lynn J. Finlinson........         0            0        4,000        46,000           2,500         10,000
William T. Lynch.........     8,000       83,623        1,000        12,500             625         57,750
G. Allen Harris..........         0            0       18,000        57,000          39,250         62,000

- ---------------

(1) Calculated by multiplying the number of shares by the difference between the fair market value of the Common Stock underlying the options at December 31, 1996 ($10.875 per share) and the relevant exercise price(s) of the options.

Note: In addition to the tables set forth above, the federal rules under which the Corporation's Proxy Statement was prepared provide for a Long-Term Incentive Plan Awards Table and a Pension Plan Table. These tables do not appear in this Proxy Statement because the Corporation did not during fiscal 1996 maintain any long-term incentive plan nor any defined benefit or actuarial pension plan.

                              EMPLOYMENT CONTRACTS

     On August 3, 1993, the Corporation and Mr. E. Dean Liles entered into an arrangement whereby Mr. Liles became President of the Corporation's Fast-Tax Division, reporting directly to the Corporation's President, and, on March 31, 1996, such arrangement terminated. In consideration of his employment by the Corporation and payments by the Corporation of severance (equal to twelve months of his base salary as of February 1, 1996, less any required withholdings), Mr. Liles has agreed that he will not compete with the Corporation for a period of 18 months after termination of his employment.

     On June 17, 1995, the Corporation and Mr. Lynn J. Finlinson entered into a written arrangement whereby Mr. Finlinson became a Vice President of the Corporation and President of its wholly owned Rent Roll, Inc. subsidiary. In addition to his salary, Mr. Finlinson was paid a signing bonus of $250,000 pursuant to the arrangement. The arrangement entitles Mr. Finlinson to participate in the 1989 Annual Incentive Plan, pursuant to which he would be eligible to achieve a maximum bonus of 60% of his base salary. Mr. Finlinson was also granted the option, pursuant to the 1982 Stock Option Plan, as amended, to purchase 20,000 shares of the Corporation's stock at 100% of the fair market value of the stock on the date of the grant. Finally, the arrangement makes Mr. Finlinson eligible to receive a bonus based upon the performance of the Corporation's real estate software business during the term of the arrangement. Pursuant to the arrangement, Mr. Finlinson would not be entitled to any payment in the event of his termination for cause, as that term is defined in the arrangement. In the event of termination for any reason other than for cause, the Corporation's sole obligation is to pay Mr. Finlinson an amount equal to three months salary, less required withholdings. Mr. Finlinson has agreed that he will not compete with the Corporation for a period of 24 months following the month in which he is discharged by the Corporation, or for a period of 36 months following the month in which he voluntarily resigns his employment with the Corporation. While the agreement provided that the Corporation would pay Mr. Finlinson a total of $300,000, payable in five consecutive annual installments, accruing interest on the unpaid balance at 6% per annum, and while the first and second payments were made to Mr. Finlinson during calendar years 1995 and 1996, the Corporation and Mr. Finlinson agreed by letter dated February 7, 1997, that the Corporation would prepay the remaining balance of the consideration for Mr. Finlinson's agreement not to compete, an amount equal to $127,909.84, representing the then current balance of the obligation discounted at 2% less any required withholding, plus accrued interest of $6,568.77 on the unpaid balance of $180,000 from July 1, 1996 through February 7, 1997. This arrangement was deemed to be in the best interests of the Corporation by its Chief Financial Officer.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Computer Language Research, Inc. specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts nor be deemed to be solicitation material.

STATEMENT OF POLICY RELATING TO COMPENSATION OF SENIOR EXECUTIVES

     As administered by the Compensation Committee of the Board of Directors, the compensation of the Corporation's senior executives, including the named executive officers whose compensation is detailed in this Proxy Statement, is a function of several considerations.

     A substantial portion of the total annual compensation of each senior executive must be contingent upon the performance of the Corporation (or a sub-part) against certain standards as well as upon the individual contribution of each officer.

         Thus, the Compensation Committee makes reference to such factors as the following: total return to shareholders (including dividend payments and stock price appreciation); performance of the Corporation in the marketplace vis-a-vis its competitors; financial performance of the Corporation (including net profits and earnings per share); the quality and timeliness of the Corporation's products and services; maintenance of a reasonably skilled workforce which is not in excess of that needed to produce the Corporation's products in a timely fashion; maintenance of technological parity with the Corporation's competitors; and certain confidential and/or subjective factors. The Committee does not assign any particular weight to any single factor. The Committee believes identifying the confidential factors would adversely affect the Corporation.

     Also considered by the Committee in its administration of the Corporation's executive compensation are prevailing executive compensation levels among public software and other technology corporations.

ADMINISTRATION

     The Compensation Committee directly determines the compensation of the President and Chief Executive Officer and all senior management personnel reporting directly to the President, including the named executive officers whose compensation is detailed in this Proxy Statement. The Compensation Committee also sets overall compensation (including bonus and stock option compensation) policies for the Corporation and its wholly owned subsidiaries.

     It is the intention of the Compensation Committee to assess, on an annual basis, the effectiveness of the Corporation's compensation program for senior executives according to the factors set forth in the Statement of Policy. The most recent such assessment occurred when a consultant from a national compensation consulting firm presented a written Executive Compensation Analysis to the Committee at its February 27, 1997, regular meeting. This analysis included a review of base salary, actual total cash compensation (base salary plus average actual bonuses over the last three years), target total cash compensation (base salary plus target annual incentive), actual total direct compensation (actual base salary plus average actual bonuses over the last three fiscal years plus average stock option grants over the last five years), and target total direct compensation (actual base salary plus target bonuses plus average option grants over the last five years). The analysis utilized executive compensation survey data from over forty technology companies located throughout the United States; regression analysis was used in the analysis to predict base salary levels at various revenue levels. The analysis showed that the Corporation's compensation of those of its executive officers who report directly to the President was, overall, 3% above the 50th percentile and 16% below the 75th percentile. The consultant also performed a proxy statement analysis for the top five positions in a select group of public software corporations which are similar in gross revenues to the Corporation. The proxy statement analysis showed the Corporation's compensation of those of its executive officers who report directly to the President to be approximately 14% above market at the 50th percentile and 1% below market at the 75th percentile.

COMPONENTS OF SENIOR EXECUTIVE COMPENSATION

     The Corporation has purposely limited the number of components in the compensation program for senior executives to base salary, performance bonus, stock options and an executive group life insurance program. In addition to these components, there are several standard benefit plans available to all employees of the Corporation. In addition, the named executive officers are eligible for participation in the Corporation's Achievers Club incentive program which is not available to all employees of the Corporation.

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
BASE SALARY

     In order to attract and retain competent and experienced senior executives, the Compensation Committee seeks to maintain base salaries which are competitive with comparable software and technology companies, taking into account the responsibilities being undertaken by and the experience of an executive, in addition to various confidential and/or subjective considerations. The Committee does not attempt to mechanically set salaries so as to correspond to the high, median or low end of survey data or to any particular percentile. As noted above, the most recent review of the appropriateness of base salary levels for senior executives was made by the Compensation Committee in February, 1997, in consultation with an outside adviser from a national compensation consulting firm. The Committee was satisfied that the Corporation was neither overpaying nor underpaying its senior executives.

     In determining base salary for senior executives, the Compensation Committee also takes into consideration the fact that the executives may be eligible to participate in the Corporation's benefit plans, which include a group health plan, group life insurance plan, long-term disability insurance plan, a Section 401(k) plan and a stock option plan. In addition, the Committee takes into consideration the fact that the Corporation does not maintain a pension plan, a restricted stock plan, a supplemental retirement benefit plan, a retirees' health plan, or a short-term disability insurance plan.

     With respect to the base salary granted to the President and Chief Executive Officer at its April 30, 1996, regular meeting, the Compensation Committee took into account, in addition to various subjective considerations, a comparison of base salaries of chief executive officers of other comparable software companies, the overall success of the Corporation during 1995 in meeting the factors set forth above in the Statement of Policy, the longevity of the President's service to the Corporation and his professional lifetime of experience in the tax compliance business, as well as the assessment by the Compensation Committee of the President's individual performance.

         When it adopted a resolution relating to an increase, effective July 1, 1996, in the base salary of the President and Chief Executive Officer from $318,000 to $330,000, at its April 30, 1996, regular meeting, the Committee took into consideration, in no particular order and with no particular weight, that: the Corporation's earnings grew 3% from $11,300,000 in fiscal 1994 to $11,600,000 in fiscal 1995; the Corporation's earnings per share increased 3% from $0.79 per share in fiscal 1994 to $0.81 per share in fiscal 1995; the Corporation was able to maintain its quarterly dividend at $0.10 per share during fiscal 1995; and the Corporation's Common Stock closed at $16.50 on April 23, 1996, as compared to $7.38 on April 24, 1995, a 124% increase. In addition, with regard to the salary adjustment for the President, the Committee evaluated the overall success of the Corporation during fiscal 1995 in meeting the factors set forth above in the Statement of Policy.

     The Compensation Committee evaluates recommendations for annual salary adjustments to the base salaries of those executives reporting directly to the President. The Chairman of the Board does not receive an annual adjustment. The Committee, at its April 30, 1996, regular meeting, approved merit increases, effective July 1, 1996, for those named executive officers (other than the President, the Chairman of the Board and the President -- Fast-Tax Division) whose compensation is detailed in this Proxy Statement averaging 3.89% of their then-current base salaries. When it adopted resolutions relating to these merit increases for the named executive officers, in addition to various confidential and/or subjective factors, the Committee took into consideration, in no particular order and with no particular weight, the same factors as set forth in the immediately preceding paragraph. The Committee did not establish the relative importance of each factor. With regard to the executives whose compensation is detailed in this Proxy Statement, the Committee also considered such factors as overall success of each executive's group in meeting its annual objectives; managing to or bettering annual operating and capital budgets; undertaking new responsibilities; maintaining proper financial, budgetary, legal and procedural controls; reducing headcount and other overhead; and the executive's contribution to the overall governance and management of the Corporation. In reviewing the individual performance of the senior executives whose compensation is detailed in this Proxy Statement (other than the President), the Compensation Committee takes into account the views of the President.


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
BONUS

     The Corporation's 1989 Annual Incentive Plan (the "AIP"), which provides an opportunity for participating employees, including the named executive officers whose compensation is detailed in this Proxy Statement, to earn cash bonuses, was devised with the assistance of a leading compensation consulting firm. For fiscal 1996, awards under the AIP to the senior executives whose compensation is detailed in this Proxy Statement were based on one or more schedules setting forth certain levels of "Pretax Profit" or "Profit Contribution". The schedules are established each year by the Compensation Committee, through the exercise of subjective business judgment, taking into account the Corporation's business plan for the forthcoming year. Except for the President, there is a component of the AIP for individual performance.

     The Chairman of the Board does not receive awards under the AIP.

     For fiscal 1996, the award to the President under the AIP was based solely on corporate performance against a schedule of "Pre-Tax Profit" for the entire Corporation. For fiscal 1996, the award to the President under the AIP was 0% of his base salary as compared to a possible range of 0% to 100% of base salary.

     For fiscal 1996, the AIP award to the President -- Rent Roll, Inc. was governed by the following: 80% of bonus was based on the performance of the real estate management software group and 20% of bonus was based on individual performance. As of the last practicable date for the inclusion of data in this Proxy Statement, the 1996 award to the President -- Rent Roll, Inc. under the AIP was 0% of his base salary as compared to a possible range of 0% to 60% of base salary. The President -- Rent Roll, Inc., also received a special cash bonus of $25,000 on April 30, 1996 to reflect his outstanding performance in attracting a fine senior management team.

     For fiscal 1996, the AIP award to the Group Vice President -- Accounting Tax Group was governed by the following: 30% of bonus was based on overall financial performance of the Fast-Tax Business Unit, 50% was based on the financial performance of the Accounting Tax Group and 20% of bonus was based on individual performance. As of the last practicable date for the inclusion of data in this Proxy Statement, the 1996 award to the Group Vice President -- Accounting Tax Group under the AIP was 21% of his base salary as compared to a possible range of 0% to 80% of base salary.

     For fiscal 1996, the AIP award to the Group Vice President -- Corporate Tax Group was governed by the following: 30% of bonus was based on overall financial performance of the Fast-Tax Business Unit, 50% was based on the financial performance of the Corporate Tax Group and 20% of bonus was based on individual performance. As of the last practicable date for the inclusion of data in this Proxy Statement, the 1996 award to the Group Vice President -- Corporate Tax Group under the AIP was 0% of his base salary as compared to a possible range of 0% to 80% of base salary.

     The President -- Fast-Tax Division did not receive an AIP award for 1996.

     The President -- Rent Roll, Inc., the Group Vice President -- Accounting Tax Group and the Group Vice President -- Corporate Tax Group are eligible for additional AIP awards attributable to the individual performance component of their 1996 AIP bonus structure, the actual awards of which will be based on events occurring in 1997 subsequent to the date of this Proxy Statement. These additional awards can range from 0% to 16% of base salary for each of these individuals. The maximum dollar amount of the additional AIP award for each of these individuals is set forth in footnote 2 to the "Summary Compensation Table" in this Proxy Statement.

     While the Compensation Committee continues to believe that an annual performance bonus plan is an important incentive to management to operate the business of the Corporation in a manner which will lead to the accomplishment of the factors noted in the Statement of Policy set forth at the beginning of this report, the Committee has decided to review, during fiscal 1997, the existing AIP toward the possible end of making significant revisions thereto.

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
STOCK OPTIONS

     In fiscal year 1996, the Compensation Committee made limited use of the 1982 Stock Option Plan as an incentive to senior management. At its February 22, 1996, and April 30, 1996, regular meetings, the Compensation Committee granted to the named executive officers the options shown in the "Options/SAR Grants in Last Fiscal Year" table in this Proxy Statement. When it adopted resolutions relating to grants of stock options for those named executive officers, in addition to various subjective factors and the performance factors as noted above in the section of this report dealing with base salary, the Committee took into consideration the facts that G. Allen Harris had previously received grants for a total for 50,000 stock options and that Lynn Finlinson had previously received grants for a total of 20,000 stock options. The Committee did not establish the relative importance of each factor.

     At its April 30, 1996, regular meeting, the Compensation Committee received a report from the Secretary of the Corporation recommending that the Corporation cease granting options pursuant to the 1982 Stock Option Plan and that such Plan, which had been in effect for 15 years without significant amendment, be replaced with a more up-to-date plan. The Committee accepted this recommendation and the President of the Corporation proceeded to draft a new plan which, after extensive discussion, has been accepted by the Committee. The proposed plan is being submitted to a vote of the Corporation's shareholders at the Annual Meeting of the Corporation's shareholders on May 1, 1997. The proposed plan is described in detail in the portion of this Proxy Statement dealing with Proposal Two. The full text of the proposed plan is attached to this Proxy Statement as Exhibit A.

     The Committee believes that the purpose of stock options for senior executives is to align their interests with those of the shareholders of the Corporation and to create shareholder value. The proposed plan and the accompanying option agreements, which the Committee has approved for awards of options during 1997, are designed to ensure that a high level of shareholder gain precedes any potential gain to optionees, including the named executive officers whose compensation is detailed in this Proxy Statement. For example, while the Compensation Committee has decided that, while the option exercise price is to be one half of fair market value on the date of grant, for there to be any vesting sooner than nine years after the date of grant, the Corporation's stock must reach, and maintain for a period of 120 calendar days, a target price exceeded for only a few days during the past decade. For there to be full vesting prior to nine years, the Corporation's stock would need to reach, and maintain for a period of 120 calendar days, a target price in excess of 240% of that existing on the date of this Report. The Compensation Committee has also decided that, even if these rigorous vesting-before-nine-years thresholds are met, the option agreements will contain a one-year-from-date-of-grant prohibition against exercise and a provision requiring that one half of the shares purchased be restricted shares. The Corporation may elect to repurchase the restricted shares for a purchase price equal to the exercise price, if the optionee's employment terminates for any reason during a one year period after the date of original exercise. Such election must be made during a period of sixty days from the date of the optionee's termination. Another example of the Compensation Committee's determination to ensure that stockholder gain be a prerequisite to optionee gain is a provision in the Plan terminating all unvested options immediately prior to a change in control transaction unless the Compensation Committee shall deem it to be in the best interests of the shareholders to provide otherwise and the use of "non-qualified" (within the meaning of Section 422 of the Code) options which are most tax efficient for the Corporation.

     While the President of the Corporation is a major shareholder of the Corporation (see the table relating to Beneficial Ownership of Common Stock by Principal Shareholders, Directors and Named Executive Officers appearing above in this Proxy Statement), regardless of any grants to him under a stock option plan, the Committee believes that option grants for additional shares will serve as a performance incentive to the President.

COMPENSATION COMMITTEE OF COMPUTER LANGUAGE RESEARCH, INC.

February 27, 1997

Merle J. Volding, Chairman
James R. Dunaway, Jr.
Max D. Hopper
Jeffrey T. Leeds

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